EXHIBIT 8.1

SWENSEN & ANDERSEN

A Professional Limited Liability Company

Alan R. Andersen aandersen@esalaw.com	Attorneys at Law	136 South Main Street, Suite 318 Salt Lake City, Utah 84101 Telephone: (801) 364-7500 ext. 16 Facsimile: (801) 364-7510

June 8, 2004

Trinity Learning Corporation

1831 Second Street

Berkeley, California 94710

ProsoftTraining

410 North 44th Street, Suite 600

Phoenix, Arizona 85008

Re: Tax Opinion—Merger

Ladies and Gentlemen:

We have acted as counsel to Trinity Learning Corporation, a Utah corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into MTX Acquisition Corp., a Utah corporation (“Merger Sub”), pursuant to the terms of the Agreement and Plan of Merger dated as of February 22, 2004 (the “Merger Agreement”) by and among ProsoftTraining, a Nevada corporation (“Parent”), the Company, and Merger Sub, as described in the Registration Statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission (the “Registration Statement”).

Pursuant to the Merger, the Company will merge with and into the Merger Sub, which will continue as a wholly-owned subsidiary of Parent. In the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of common stock, par value $.001 per share, of the Parent, other than fractional shares which will be paid in cash.

This opinion is being rendered pursuant to sections 8.2(d) and 8.3(d) of the Merger Agreement, as a condition to the consummation of the Merger, and pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement and the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the representations, statements, covenants, and warranties contained in the following documents:

1.	The Merger Agreement;

2.	Registration Statement;

3.	Representations made to us by the Company in a letter dated of even date herewith and attached hereto as Annex A;

4.	Representations made to us by Parent in a letter dated of even date herewith and attached hereto as Annex B; and

5.	Such other instruments and documents related to the formation, organization, and operation of the Company, Parent, and Merger Sub, and/or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation) that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2.	Any representation or statement referred to above made “to the knowledge of,” “to the best of the knowledge,” or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

3.	All representations, statements, and descriptions contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations, statements, and descriptions;

4.	The Merger will be consummated in accordance with the Merger Agreement and the Proxy Statement/Prospectus included as part of the Registration Statement (the “Prospectus”) (and without any waiver, breach or amendment of any of the provisions thereof), and will be effective under applicable state laws; and

5.	The Merger will be reported by the Company, Parent, and Merger Sub on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that:

(i)	the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code;

(ii)	each of Parent, Merger Sub, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

(iii)	the discussion contained in the Prospectus under the caption “Certain Federal Income Tax Consequences of the Merger,” except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of Company common stock.

This opinion represents our best legal judgment as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service. Furthermore, no assurance can be given that future changes in the law would not adversely affect the accuracy of the conclusions stated herein. This opinion addresses only the U.S. Federal income tax consequences referred to above. It does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or related transactions.

CONSENT

This opinion is furnished to you solely for use in connection with the Registration Statement and for the purpose of satisfying the conditions set forth in Sections 8.2(d) and 8.3(d) of the Merger Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Swensen & Andersen PLLC under the heading “Certain Federal Income Tax Consequences of the Merger” in the Registration Statement and the Prospectus.

Sincerely

SWENSEN & ANDERSEN PLLC

By	/s/ Alan R. Andersen
Alan R. Andersen, Member & Attorney at Law